Exhibit 3.32

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of                 , 2008 (this “Agreement”), by and among (i) MAGNACHIP SEMICONDUCTOR LLC, a Delaware limited liability company (the “Company”), (ii) MAGNACHIP SEMICONDUCTOR CORPORATION, a Delaware corporation (“Parent”), and (iii) MC MERGERSUB LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“MergerSub” and together with the Company and Parent, the “Parties”).

WHEREAS, the Company has outstanding units of membership interests consisting of Common Membership Interests (“Company Common Units”) and Series B Preferred Membership Interests (“Company Series B Preferred Units” and, together with the Company Common Units, the “Company Units”);

WHEREAS, the authorized capital stock of Parent consists of shares of Common Stock, par value $0.01 per share (“Parent Common Stock”), Series B Preferred Stock, par value $0.01 per share (“Parent Series B Preferred Stock”), and Preferred Stock, par value $0.01 per share (together with the Parent Common Stock and Parent Series B Preferred Stock, the “Parent Stock”), and no shares of Parent Stock are issued or outstanding;

WHEREAS, the Parties desire to effect a business combination of Parent and the Company by means of the merger (the “Merger”) of MergerSub with and into the Company, with the Company continuing as the surviving company of the Merger (the “Surviving Company”) and continuing as a wholly-owned subsidiary of Parent;

WHEREAS, upon the effectiveness of the Merger, subject to the terms and conditions set forth herein, (i) all of the issued and outstanding Company Common Units shall be converted into shares of Parent Common Stock, (ii) all of the issued and outstanding shares of Company Series B Preferred Units shall be converted into shares of Parent Series B Preferred Stock or Parent Common Stock and (iii) Parent, as the sole member of MergerSub prior to the Merger, shall become the sole member of the Surviving Company following the Merger;

WHEREAS, the Parties desire to consummate the Merger in connection with and in order to facilitate an initial public offering by Parent of shares of Parent Common Stock (the “IPO”), pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, the respective boards of directors (or equivalent governing bodies) of each of the Parties have determined that is in the best interest of the Company, Parent and MergerSub, as applicable, to consummate the Merger and approved this Agreement and the transactions contemplated hereby; and

WHEREAS, for United States federal income tax purposes, the Parties intend that the Merger and the IPO constitute an exchange of property for stock of Parent and other property governed by Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1    Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Constituent Documents,” when used with respect to any Party, means the articles or certificate of incorporation, limited liability company agreement, operating agreement and by-laws, as applicable, of such Party, and all amendments thereto or restatements thereof, as currently in effect.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory, or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Law” means the following: statutes, laws, ordinances, regulations, rules, written policy, resolutions, orders, determinations, writs, injunctions, awards (including awards of any arbitrator), judgments and decrees of any Governmental Authority.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, estate, joint venture, association or other organization, any division, segment or other unincorporated business, whether or not a legal entity, or a Governmental Authority.

Section 1.2    Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word “including” means “including, but not limited to” and “including without limitation”; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iv) words importing the singular shall also include the plural, and vice versa; and (v) unless otherwise expressly indicated in the context, all references herein to any “Section,” “Article,” “Schedule” or “Exhibit” refer to Sections, Articles, Schedules and Exhibits contained in, or attached to, this Agreement.

ARTICLE 2

THE MERGER

Section 2.1    The Merger. At the Effective Time (as defined below), on the terms and subject to the conditions of this Agreement, in accordance with the Delaware Limited Liability Company Act (the “Delaware LLC Act”), MergerSub shall be merged with and into the

Company, the separate limited liability company existence of MergerSub shall terminate and cease, and the Company shall continue as the Surviving Company.

Section 2.2    Closing. The closing of the Merger (the “Closing”) shall take place on the date hereof, effective as of the Effective Time. The date of the Closing is referred to herein as the “Closing Date”.

Section 2.3    Effective Time. On the date hereof, the Parties shall cause the Merger to be consummated at the Closing by delivering a certificate of merger (the “Certificate of Merger”) to the Secretary of State of the State of Delaware executed in accordance with Section 18-209 of the Delaware LLC Act and shall make any filings or recordings or take any other lawful actions necessary to cause the Merger to become effective. Unless the Parties agree otherwise, the Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the time the Merger becomes effective, the “Effective Time”).

Section 2.4    Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware LLC Act.

Section 2.5    Governing Documents.

(a)     At and after the Effective Time, and without any further action on the part of the Company, Parent or MergerSub, the certificate of formation of the Company as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company until thereafter changed or amended as provided therein or under applicable law.

(b)     At and after the Effective Time, and without any further action on the part of the Company, Parent or MergerSub, the Third Amended and Restated Limited Liability Company Operating Agreement of MagnaChip Semiconductor LLC, dated as of October 6, 2004 (the “Company LLC Agreement”), shall terminate and be of no further force or effect, and the limited liability company agreement of MergerSub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company until thereafter changed or amended as provided therein or under applicable law.

Section 2.6    Directors and Officers of the Surviving Company.

(a)     The directors of the Company immediately prior to the Effective Time shall, at and after the Effective time, be the directors of the Surviving Company, each to hold office in accordance with the limited liability company agreement of the Surviving Company until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the limited liability company agreement of the Surviving Company.

(b)     The officers of the Company immediately prior to the Effective Time shall, at and after the Effective time, be the officers of the Surviving Company, each to hold office in accordance with the limited liability company agreement of the Surviving Company until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the limited liability company agreement of the Surviving Company.

Section 2.7    Effect of the Merger on the Capital Stock of the Parties. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any Company Units or on the part of any Party:

(a)     Company Common Units. Each Company Common Unit issued and outstanding immediately prior to the Effective Time shall be converted into             shares (the “Common Exchange Multiple”) of Parent Common Stock (the “Common Unit Merger Consideration”);

(b)    Company Series B Preferred Units. (i) Each Company Series B Preferred Unit issued and outstanding immediately prior to the Effective Time with respect to which the holder thereof agreed in writing with the Company prior to the date hereof that such unit be repurchased following the consummation of the Merger shall be converted into 1 share of Parent Series B Preferred Stock (the “Repurchased Series B Preferred Unit Merger Consideration”) and (ii) each Company Series B Preferred Unit issued and outstanding immediately prior to the Effective Time other than the units described in the foregoing clause (i) shall be converted into             shares of Parent Common Stock (the “Non-Repurchased Series B Preferred Unit Merger Consideration” and, collectively with the Repurchased Series B Preferred Unit Merger Consideration and the Common Unit Merger Consideration, the “Merger Consideration”);

(c)    Cancellation of Certain Company Units. Each Company Unit that is owned by the Company as treasury stock (or similar instrument) or otherwise or owned by MergerSub or Parent immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor; and

(d)    Membership Interests of MergerSub. Each unit of MergerSub membership interests issued and outstanding immediately prior to the Effective Time shall be converted into one unit of membership interests of the Surviving Company such that, at and after the Effective Time, the Parent shall be the sole member, and the holder of 100% of the outstanding membership interests, of the Surviving Company.

Section 2.8    Treatment of Options. At the Effective Time, each of the outstanding options to purchase Company Common Units issued by the Company under the MagnaChip Semiconductor LLC Equity Incentive Plan and the MagnaChip Semiconductor LLC California Equity Incentive Plan (each, an “Existing Option”), shall be converted into an option (a “Parent Option”) to purchase that number of shares of Parent Common Stock determined by multiplying the number of Company Common Units subject to such Existing Option by the Common Exchange Multiple, at an exercise price per share of Parent Common Stock equal to the Existing Option exercise price per Company Common Unit immediately prior to the Effective Time divided by the Common Exchange Multiple, rounded down to the nearest whole cent. If the foregoing calculation results in a Parent Option being exercisable for a fraction of a share of Parent Common Stock, then the number of shares of Parent Common Stock subject to such option shall be rounded up to the nearest whole number of shares, with no cash being payable for such fractional share. The terms and conditions of each Parent Option shall otherwise remain as set forth in the Existing Option converted into such Parent Option. Notwithstanding the foregoing and to the extent required with respect to any “incentive stock options,” as defined in Section 422(b) of the Code, such adjustment shall be effected in a manner that is consistent with Section 424(a) of the Code and the applicable regulations thereunder.

Section 2.9    Cancellation and Retirement of Company Units and Existing Options. As of the Effective Time, all Company Units that are issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Company Unit shall be converted into the applicable shares of Parent Stock to be issued in consideration therefor pursuant to this Article 2. From and after the Effective Time, there shall be no further registration of transfers on the records of the Company of Company Units that were outstanding prior to the Effective Time. As of the Effective Time, all Existing Options that are issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be converted into a Parent Option pursuant to this Article 2. From and after the Effective Time, there shall be no further registration of transfers on the records of the Company of Existing Options that were outstanding prior to the Effective Time.

Section 2.10    Distribution Procedures. Promptly after the Effective Time, Parent shall makes such arrangements as it deems appropriate to effect the delivery of certificates evidencing the shares of Parent Stock, to the extent such shares are certificated, to each former holder of the Company Units (the “Share Certificates”), which shares such holder is entitled to receive pursuant to the terms hereof; provided that Parent shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Parent Stock and no such issue or delivery shall be made unless and until the holder entitled to such issue or delivery has paid to Parent the amount of any such tax or has established, to the satisfaction of Parent, that such tax has been paid. From and after the Effective Time, a holder of Company Units or Existing Options immediately prior to the Effective Time shall have no further rights of any kind as a holder of Company Units or Existing Options, other than the right to receive the Parent Common Stock, Parent Series B Preferred Stock or Parent Options, as the case may be, described in this Article 2.

Section 2.11    Legend. To the extent any certificates or instruments representing the Parent Common Stock or Parent Series B Preferred Stock are issued by the Parent to holders of Company Units pursuant to the Merger, each certificate or instrument shall be stamped or otherwise imprinted with all applicable legends as required by the provisions of the Third Amended and Restated Securityholders’ Agreement, dated as of             , 2008, by and among the Surviving Company, the Parent and certain holders of Parent Stock.

ARTICLE 3

MISCELLANEOUS

Section 3.1    Modification, Amendment or Termination. Subject to applicable provisions of the General Corporation Law of the State of Delaware and the Delaware LLC Act, at any time prior to the Effective Time, the Parties may modify, amend or terminate this Agreement by written agreement duly executed and delivered by duly authorized officers of the respective Parties. If this Agreement is terminated, all rights and obligations of the Parties shall terminate and no Party shall have any liability to any other Party.

Section 3.2    Exhibits and Schedules. All exhibits and schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

Section 3.3    Entire Agreement. This Agreement, including the exhibits and schedules attached hereto, constitutes the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 3.4    Further Assurances. Each of the Parties agrees to execute such documents and instruments and to take whatever action may be necessary or desirable to consummate the transactions contemplated hereby, including to effect the Merger.

Section 3.5    Governing Law. This Agreement and the rights and obligations of the Parties shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Delaware, without giving effect to the conflict of laws principals thereof.

Section 3.6    Assignment; Successors and Assigns; No Third Party Rights. This Agreement may not be assigned by any Party without the written consent of each of the other Parties. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties. This Agreement shall be for the sole benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

Section 3.7    Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, telecopy, portable document format or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 3.8    Titles and Heading. The titles and captions in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 3.9    Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any provision hereunder is too broad to permit enforcement of such provision to its fullest extent, such provision shall be enforced to the maximum extent permitted by law.

[Signature Pages Follow]

In witness whereof, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

MagnaChip Semiconductor Corporation	MagnaChip Semiconductor LLC

By:	By:
Name:	Name:
Title:	Title:

MC MergerSub LLC

By:
Name:
Title: